F.N.B. Corporation Announces Agreement to Acquire Yadkin Financial Corporation July 21, 2016 Exhibit 99.2

Cautionary Statement Regarding Forward-Looking Information and Non-GAAP Financial Information This presentation contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act, relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of F.N.B. Corporation (“FNB”) and Yadkin Financial Corporation (“Yadkin”). Forward-looking statements are typically identified by words such as “believe”, “plan”, “expect”, “anticipate”, “intend”, “outlook”, “estimate”, “forecast”, “will”, “should”, “project”, “goal”, and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. In addition to factors previously disclosed in FNB and Yadkin reports filed with the SEC and those identified elsewhere in this filing, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals in a timely manner and without significant expense or other burdens; meet other closing conditions to the Merger, including applicable regulatory approvals and the approval by FNB and Yadkin shareholders, on the expected terms and schedule; delay in closing the Merger; difficulties and delays in integrating the FNB and Yadkin businesses or fully realizing anticipated cost savings and revenues; business disruption following the Merger; the challenges attendant to entering a new remote geographic market, changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of FNB products and services by Yadkin customers; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions or to effectively implement integration and data conversion plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions and policies of the Federal Reserve Board and the Office of the Comptroller of the Currency and legislative and regulatory actions and reforms. FNB and Yadkin undertake no obligation to revise their respective forward-looking statements or to reflect events or circumstances after the date of this presentation. To supplement its consolidated financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), the FNB and Yadkin have respectively provided additional measures of operating results, net income and earnings per share (EPS) adjusted to exclude certain costs, expenses, and gains and losses. FNB and Yadkin believe that these non-GAAP financial measures are appropriate to enhance the understanding of its past performance as well as prospects for its future performance. In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The Appendix to this presentation contains non-GAAP financial measures used by the FNB and Yadkin to provide information useful to investors in understanding each Company’s respective operating performance and trends, and facilitate comparisons with the performance of each of FNB’s and Yadkin’s respective peers. While each of FNB and Yadkin believe that these non-GAAP financial measures are useful in evaluating each company, the information should be considered supplemental in nature and not as a substitute for or superior to the relevant financial information prepared in accordance with GAAP. The non-GAAP financial measures used by each of FNB and Yadkin may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. This information should be reviewed in conjunction with each of FNB’s and Yadkin’s financial results disclosed on July 21, 2016 and in its periodic filings with the Securities and Exchange Commission. ADDITIONAL INFORMATION ABOUT THE MERGER This communication is being made in respect of the proposed transaction involving Yadkin and FNB. This material is not a solicitation of any vote or approval of Yadkin’s or FNB's shareholders and is not a substitute for the joint proxy statement/prospectus or any other documents which Yadkin and FNB may send to their respective shareholders in connection with the proposed merger. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. F.N.B. Corporation and Yadkin Financial Corporation will file a joint proxy statement/prospectus and other relevant documents with the SEC in connection with the merger. THE RESPECTIVE SHAREHOLDERS OF AND F.N.B. CORPORATION AND YADKIN FINANCIAL CORPORATION ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statements/prospectuses and other relevant materials (when they become available), and any other documents F.N.B. Corporation and Yadkin Financial Corporation have filed with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents F.N.B. Corporation has filed with the SEC by contacting James Orie, Chief Legal Officer, F.N.B. Corporation, One North Shore Center, Pittsburgh, PA 15212 , telephone: (724) 983-3317; and may obtain free copies of the documents Yadkin Financial Corporation has filed with the SEC by contacting Terry Earley, CFO, Yadkin Financial Corporation, 3600 Glenwood Avenue, Raleigh, NC 27612, telephone: (919) 659-9015. F.N.B. Corporation and Yadkin Financial Corporation and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of F.N.B. Corporation and Yadkin Financial Corporation in connection with the proposed merger. Information concerning such participants' ownership of F.N.B. Corporation and Yadkin Financial Corporation common shares will be set forth in the joint proxy statements/prospectuses relating to the merger when they become available. This communication does not constitute an offer of any securities for sale.

Compelling Strategic and Financial Rationale Extends FNB’s footprint into attractive high-growth metro markets in the Southeast Transforms FNB’s growth profile with nearly half of pro forma franchise in large, attractive markets Top 10 deposit market share in five major metro markets with population greater than 1 million (1) Nearly $30 billion in pro forma assets with increased scale and business opportunities Leverages FNB’s investments in technology and compliance Expertise and product set to deepen customer penetration Expect high retention rate of market leadership and customer-facing employees Empowers Yadkin’s experienced bankers Well-positioned to attract additional in-market talent Creates a Premier Middle Market Regional Bank in the Mid-Atlantic and Southeast Financially attractive transaction with conservative assumptions Mid-to-high single digit earnings accretion TBV per share earnback of 4.5 years Modeled to flat interest rates for next five years Drives positive operating leverage through organic growth of middle market C&I business, consumer banking and fee income and focused expense reductions Positions FNB for long-term growth in a challenging interest rate and regulatory environment Significant Long-Term Shareholder Value Creation Recent FNB acquisition of Metro has been closed and fully integrated Comprehensive due diligence review and conservative credit mark Pro forma capital ratios exceed well-capitalized levels and CRE concentration comfortably below regulatory guidance Experienced Acquirer and Proven Market Expansion Model (1) Includes Pittsburgh MSA, Baltimore MSA, Raleigh MSA, Charlotte MSA and the Piedmont Triad (Greensboro – High Point MSA and Winston – Salem MSA).

North Carolina – A Robust Banking Market, Well-Positioned For Growth North Carolina consistently ranks as one of the best business climates in the U.S., having ranked 2nd among Forbes “Best States for Business” in 2015 and top five for the last ten consecutive years Result of competitive tax climate (corporate income tax rate of 4%), low business costs, favorable legal and regulatory environment and the availability of skilled labor Headquarters for 12 Fortune 500 companies #1 state for corporate relocations in 2015 and has been for 8 of the past 9 years Since the beginning of 2015, 124 companies have announced relocations or expansions in Wake County (Raleigh / Durham area) 9th largest state based on 2015 GDP with the 5th highest growth rate Primary economic drivers are higher education, technology (e.g. IT and biotechnology), healthcare, finance, logistics, manufacturing, transportation Attractive Business Climate 9th largest state by population and recently surpassed 10 million having grown nearly 6% since 2010 Raleigh and Charlotte ranked #9 and #13 respectively on Forbes “Fastest Growing Cities” 2016 list based on population and economic growth among the nation’s 100 most populous metropolitan statistical areas Highly skilled and educated workforce, with 53 colleges and universities including three Tier 1 research universities Piedmont Triad has over 20 colleges and universities Large pool of banking talent due to deep history of large financial services companies based in North Carolina High Growth Markets with Significant Retail Banking Prospects Source: Forbes, Site Selection, SNL Financial, Nielson, Bureau of Economic Analysis U.S. Department of Commerce, North Carolina Department of Commerce, Economic Development Partnership of North Carolina, Fortune, Greater Raleigh Chamber of Commerce, U.S. Census Bureau.

Overview of Yadkin Financial Corporation

Highlights

- Incorporated in 2006, Yadkin Financial is the bank holding company of Yadkin Bank, a North Carolina-chartered relationship focused commercial bank
- #1 market share in North Carolina among community banks [1]
- Concentrated presence in North Carolina's most attractive, high growth markets
  - ~75% of the franchise is located in Charlotte, Raleigh, Piedmont Triad [2] and Wilmington MSAs
- Strong organic loan and deposit growth
- Compatible culture with FNB and similar relationship banking approach
- Successfully closed two acquisitions over the last two years
  - VantageSouth Bancshares, Inc. – $2.2 billion in assets, closed July 2014
  - NewBridge Bancorp – $2.8 billion in assets, closed March 2016

Loan Composition



Home Equity 10%
Other Consumer 1%
Non-owner Occ CRE 26%
Residential Mortgages 13%
C&D 14%
Owner Occ CRE 20%
C&I 16%

Total: $5,408mm
Yield: 4.87%

Deposit Composition



Certificates and Other Time 27%
Non-interest Demand 22%
Interest-bearing Demand 21%
Money Market and Savings 30%

Total: $5,339mm
Cost: 0.34%

Yadkin Overview

Headquarters	Raleigh, North Carolina
Branches	100
Employees	1,275
Assets	$7,455 mm
Equity	$1,003 mm
TCE / TA	8.94%

Management Team

Scott Custer President & CEO	Formerly Founder and CEO of VantageSouth Bancshares
Terry Earley EVP & CFO	Formerly CFO of VantageSouth Bancshares
Edwin Shuford EVP & Chief Credit Officer	Joined in 2010 from High Country Bank, where he was a Regional Chief Credit Officer
Steven Jones EVP & Chief Banking Officer	Formerly President of VantageSouth Bank
Robin Hager EVP & Chief Administrative Officer	Joined Yadkin in 2016 from NewBridge Bank where she was the Senior Vice President and Chief Administrative Officer

Note: Data as of and for the quarter ending June 30, 2016.
(1) Banks with less than $15 billion in assets per SNL Financial. (2) Greensboro – High Point MSA and Winston – Salem MSA.

F.N.B. Corporation
5

Yadkin FNB Cleveland Pittsburgh Baltimore Yadkin has top 10 market share in North Carolina’s most attractive markets Extends FNB’s Distribution Network Into Faster Growing Southeastern Markets Source: SNL Financial. Based on FDIC deposit data as of June 30, 2015. Pro forma for closed FNB and Yadkin acquisitions. (1) Totals equal to the aggregate of all markets in which Yadkin or FNB has deposits. (2) Totals equal to weighted average by deposits in each market in which Yadkin or FNB has deposits. (3) Greensboro – High Point MSA and Winston – Salem MSA. (4) Ranking for North Carolina. Wilmington Raleigh Piedmont Triad (3) Charlotte Harrisburg Scranton Philadelphia Canton Akron Columbus Cincinnati Charleston Annapolis Knoxville Columbia

Significant Commercial Lending Opportunities Exist Total C&I Businesses (000s) (1) Total Businesses (000s) 2013-2014 GDP Growth (2) Sales ($bn) Source:SNL Financial, U.S. Bureau of Economic Analysis, US Census Bureau. FNB Top Markets defined as Pittsburgh MSA, Harrisburg MSA, Baltimore MSA and Cleveland MSA. (1) Includes companies classified with the NAICS as Healthcare and Social Assistance, Wholesale Trade, Manufacturing or Transportation and Warehousing. (2) Measured in current dollars. Yadkin and FNB Top Markets are calculated based on total GDP growth in the markets.

FNB’s Market Expansion Model has Resulted in Strong Organic Growth 2011 Total Assets: $9.8 bn Pro Forma Q2 2016 Total Assets: $28.7 bn 10 Acquisitions since 2011 Total Assets (in $ billions) (1) Organic balances exclude initial respective balances acquired upon transaction close for BAC(9/2015), OBAF (9/2014), BCSB (2/2014), PVFC (10/2013), ANNB (4/2013), PVSA (1/2012) and CBT (1/2011). Total Assets – 14.4% CAGR (2010 – 2015)

Enhanced Product Offering Positions Company For Future Revenue Growth The combined company will have a broader suite of products and services to offer new and existing commercial, wealth management and retail customers (1) Includes estimated revenue loss from Durbin. Excludes impact of gain on sale of trust business. (1) (1)

Transaction Overview (1) Non-voting common stock shareholders will elect to receive FNB shares at the exchange ratio or cash equal to exchange ratio multiplied by FNB’s 20-day trailing average closing price ending on and including the fifth such trading day prior to the closing date. Yadkin has 200K non-voting common shares (0.4% of shares outstanding). (2) Based on FNB’s 20-day trailing average closing price of $12.66 as of July 20, 2016. (3) Based on Yadkin TBV per share at June 30, 2016 of $12.28. (4) Net of existing credit mark of $43.7 million and current ALLL balance of $11.6 million. Consideration Fixed 2.16x exchange ratio; 100% stock (1) $27.35 per Yadkin share (2) Yadkin shareholders will own ~35% of FNB Deal Value Approximately $1.4 billion (2) Key Pricing Ratios 14.2x Price / 2017E EPS, based on Yadkin consensus estimates 11.2x Price / 2017E adjusted EPS with fully phased cost savings 2.23x Price / tangible book value (3) Required Approvals Customary regulatory FNB and Yadkin shareholders Expected Closing Q1 2017 Key Assumptions Cost savings: 25% of Yadkin’s non-interest expense base, phased in 75% in 2017 and 100% thereafter Credit mark: Gross mark at 3.6% of gross loans, representing a net credit mark of 2.6% (4) One-time transaction expenses: ~$100 million pre-tax Core deposit intangible: 1.8% amortized over 10 years (SOYD) Board Seat One Yadkin Board member to join FNB Board following the closing of the transaction Estimated Pro Forma Impact Accretive to GAAP EPS by ~5.5% and cash EPS by ~6.5% in 2018 and growing thereafter TBV per share dilution: ~8.5% with 4.5 years earnback using crossover method and 14 months on a pro forma earnings basis IRR: ~20% No additional capital raise required – HoldCo and Bank will remain well-capitalized in accordance with regulatory guidelines

Comprehensive Due Diligence Approach Comprehensive due diligence process led by FNB’s cross-functional integration teams Constructed a detailed bottoms-up five year financial forecast model incorporating assumptions from business due diligence teams Results in earnings (excluding synergies) consistent with consensus estimates Extensive credit due diligence, including thorough loan file review and credit re-underwriting Reviewed two-thirds of all commercial loan exposures Thorough review of all compliance, legal and operational risks Thorough Due Diligence Process Built a robust and scalable compliance, risk management and technology infrastructure Deep management bench with large bank experience Low risk balance sheet with pro forma CRE concentration comfortably below regulatory guidance Well-capitalized on a pro forma basis with significant future capital generation Well-Positioned as an Acquiror FNB and Yadkin management teams and employees have significant acquisition experience Successful cultural integration in existing and expansion markets with demonstrated ability to execute a proven and scalable business model FNB intends to retain Yadkin’s market leadership team and customer-facing employees to grow and support platform and drive future market expansion FNB has completed 20 bank and branch acquisitions since 2000, including nine since 2010, in accordance with planned deadlines and expectations Significant Integration Experience

12 Note: Well-capitalized requirements in accordance with Basel III standards. FNB’s pro forma capital ratios are expected to exceed well-capitalized thresholds Total Capital Ratio Tier 1 Common Ratio TCE / TA Tier 1 Ratio Pro Forma Capital Levels Position FNB for Future Growth 6.7% 6.9% 6.5% 9.2% 8.0% 9.6% 10.0% 11.5% FNB 6/30/16 Pro Forma at Close Well-Capitalized Requirement Pro Forma at Close Pro Forma at Close Well-Capitalized Requirement Pro Forma at Close Well-Capitalized Requirement

Enhances FNB’s Long Term Financial Metrics (1) Annualized growth, excluding the impact of loans acquired in conjunction with the closing of the Fifth Third branch deal during the quarter. (2) Annualized growth, excluding $44 million mortgage loans transferred to held for sale. (3) Operating results, a non-GAAP measure, refer to Appendix for GAAP to Non-GAAP Reconciliation details. FNB 2Q 2016 Yadkin 2Q 2016 Pro Forma Transaction Impact Loan Growth (QoQ) 8.6% (1) 8.0% (2) Net Interest Margin 3.41% 3.94% Operating Efficiency Ratio 55.4% (3) 55.5% (3) Operating ROATA 1.04% (3) 1.27% (3) Operating ROATCE 14.7% (3) 14.3% (3)

Strengthens FNB’s Long Term Investment Thesis FNB’s long-term investment thesis remains unchanged with a commitment to efficient capital management and creating value for our combined shareholders Long-Term Investment Thesis: Targeted Annual Total Return for Shareholders of 9-12% Thesis Centered on a Balanced Combination of Capital Management, EPS Growth and Dividend Yield Retain capital needed to support organic growth Maintain capital levels commensurate with lower-risk profile Optimize risk / reward balance Efficient Capital Management Disciplined, profitable deployment of capital, both organically and acquisition-related, to deliver sustained EPS growth New metro markets represent a significant opportunity to continue organic growth Sustainable, Profitable Growth Commitment to an attractive dividend, balanced with growth and capital objectives Current dividend yield of 3.6% ranks in the top 15% among the top 100 U.S. banks and thrifts (1) Attractive Dividend Yield (1) Dividend yield based on FNB stock price as of July 20, 2016. Top 100 banks and thrifts based on market cap.

Together, FNB and Yadkin are Well-Positioned to Deliver Superior Long-Term Shareholder Value Creates a $30 billion asset bank with increased scale and business opportunities Extends FNB’s distribution network into faster growing metro markets in the Southeast Pro forma company will have top 10 market share in five major metro markets (1) Leverages FNB’s proven business model of delivering strong organic growth and expanding fee income Financially compelling transaction with conservative assumptions Significantly enhances FNB’s long-term growth prospects and financial metrics Strong pro forma capital generation to support future growth and dividend Lower risk balance sheet due to geographical and asset diversification Includes Pittsburgh MSA, Baltimore MSA, Raleigh MSA, Charlotte MSA and the Piedmont Triad (Greensboro – High Point MSA and Winston – Salem MSA).

Appendix

Pro Forma Loan and Deposit Composition Note: Data as of and for the quarter ending June 30, 2016. Non-owner Occ CRE includes C&D. Loans Pro Forma $ in millions Deposits (1)

Fee Income Opportunity Note: Data as of and for the quarter ending June 30, 2016. For Yadkin, excludes gain on sale of trust business. (1) Total annualized includes estimated annual impact of Durbin. Pro Forma $ in millions By Product (1)

GAAP to Non-GAAP Reconciliation – FNB Operating ROATA Operating ROATCE $ in thousands Operating Efficiency Ratio

GAAP to Non-GAAP Reconciliation – Yadkin Operating ROATA Operating ROATCE Operating Efficiency $ in thousands